Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2016	2015	2014	2013	2012
	(millions except ratios)
Income/(loss) from continuing operations before income taxes and interest in earnings of associates	$340	$340	$518	$499	$(337)
Add back fixed charges:
Total fixed charges	275	183	175	168	169
Dividends from associates	3	4	3	3	3
Less:
Capitalized interest	—	—	—	—	—
Income/(loss) as adjusted	$618	$527	$696	$670	$(165)

Fixed charges
Interest expense	$184	$142	$135	$126	$128
Portions of rents representative of interest factor	91	43	40	42	41
Total fixed charges	$275	$185	$175	$168	$169

Ratio of earnings to fixed charges	2.2	2.8	4.0	4.0	(1.0)

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended December 31,
	2016	2015	2014	2013	2012
	(millions except ratios)
Income/(loss) from continuing operations before income taxes and interest in earnings of associates	$340	$340	$518	$499	$(337)
Add back fixed charges:
Total fixed charges	275	183	175	168	169
Dividends from associates	3	4	3	3	3
Less:
Capitalized interest	—	—	—	—	—
Income/(loss) as adjusted	$618	$527	$696	$670	$(165)

Fixed charges and preferred stock dividends
Interest expense	$184	$142	$135	$126	$128
Portions of rents representative of interest factor	91	43	$40	$42	$41
Total fixed charges	275	185	$175	$168	$169
Preferred stock dividends	—	—	$—	$—	$—
Total fixed charges and preferred stock dividends	$275	$185	$175	$168	$169

Ratio of earnings to fixed charges and preferred stock dividends	2.2	2.8	4.0	4.0	(1.0)